Exhibit 99.1

RIBSTONE AND SCIENTIGO HONORED WITH BERTL’S BEST 2006 AWARD FOR INNOVATION AT AIIM 2006 CONFERENCE & EXPO

Award-Winning, Next Generation Integrated Document and Content Management Solution for Law and Printing Firms Now Customer-Ready

CHARLOTTE, N.C. & CHICAGO - (Business Wire) - May 17, 2006 - Scientigo, Inc. (OTCBB:SCNG), an emerging leader in next generation enterprise search and intelligent enterprise content management and the owner of Find.com, and Ribstone Systems, a developer of document capture and processing solutions, today jointly announced that the Companies were honored with BERTL’s ‘Best Award for Innovation’ at the recent AIIM 2006 Conference & Exposition, held this week in Philadelphia. The Award recognized the Companies’ jointly developed solution created to give customers a competitive advantage through automated coding and indexing of photo copied documents.

“Everyone at Ribstone and Scientigo are to be congratulated and thanked for putting your collective blood, sweat and tears into excellent devices and technologies that have been awarded and recognized with BERTL’s Best,” stated Elizabeth McNichol, Vice President, Corporate Relations at BERTL. “BERTL, the digital imaging marketplace, your competitors and, more importantly, the end users have noticed that you are most certainly a force to be reckoned with.”

In September 2005, Scientigo and Ribstone formed a strategic partnership to focus on the development of next generation, integrated document and content management solutions for law and printing firms. In collaboration, Ribstone’s document scanning and processing engine integrated Scientigo’s tigo™ technology to create an array of capabilities destined to revolutionize the document workflow for law firms and other industries that depend on processing large volumes and different types of unstructured printed documents. By using Multi-function devices (MFDs), or copiers, as part of the workflow process, companies of all types can benefit from these next generation content management capabilities.

This successful technology collaboration enables workers to literally take a stack of documents and, without sorting by type of document, automatically generate full featured indexing and classification data while they are being copied or scanned at compatible multi-function devices or desktop scanner. In addition, with a low cost add-on, full document search capabilities based on document content can also be realized. According to Eric Rodriguez, President of Ribstone, “Our solution has the power to significantly simplify the ability of law firms and others to identify those documents which contain relevant content by searching on any content or subject matter contained in the document. We are very proud that the industry has recognized the significance of our technology and are anxious to proceed with its commercial roll-out. ”

“Like Ribstone, we at Scientigo are highly honored that our converged enterprise workflow solution has received this notable award and positive industry distinction. With a goal of empowering companies with the most advanced and most dynamic workflow tools and technologies available, this award serves to validate that we are indeed on the right track to achieve this important objective,” added Doyal Bryant, CEO of Scientigo, Inc.

About BERTL
Widely recognized for providing independent research, analysis, specifications and information for the digital imaging world, BERTL publishes the world’s largest library of product reviews and data on more than 5,000 corporate-level workgroup, color and production devices. BERTL’s Best recognizes individual devices, software, utilities and entire product lines. Its analysts review current product lines and new product introductions to identify the select group of devices and software that stand apart from the others. For more information on BERTL, please visit www.BERTL.com or call 732-761-2311.

About Ribstone Systems
Ribstone Systems, a Chicago-based company, has become an industry leader in the convergence of office technologies by offering the most efficient and dynamic solutions for scanning, image-processing and printing in document intensive business environments. Ribstone Systems helps clients leverage multifunction products by marrying intuitive and feature-rich software to the latest generation of office copiers. For more information about Ribstone please visit www.ribstonesystems.com

About Scientigo™
Scientigo™ (pronounced "see-ENH-ti-go") is an emerging technology leader that invented, patented, and is now licensing the next-generation of intelligent document recognition, intelligent enterprise content management, and intelligent search technologies for consumers and the enterprise. Scientigo™´s patented tigo™ technology creates order from information chaos by using artificial intelligence, machine learning, rules-based systems, and patented XML technology to make it faster, easier, and less costly to capture, file, organize, and retrieve any type of information. This boosts employee productivity and corporate agility, reduces document management and research costs, and delivers ROI practically overnight.  This intelligent search can also be used for Web searches by visiting www.FIND.com. Operated by the Company’s subsidiary, Tigo Search, Inc., FIND.com’s easy-to-remember Website uses breakthrough Topification technology to help people stop searching and start FINDing.  World-leading third-party independent software and solution providers are licensing Scientigo™´s technologies to dramatically improve the capabilities, benefits, and market appeal of their offerings; and to accelerate their time-to-market for the next-generation of intelligent information acquisition and retrieval systems. Scientigo™ can be reached on the Web at www.scientigo.com.

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third parties in our intellectual property portfolio, any potential growth of our company, our ability to successfully maximize the value of our intellectual property assets, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, 407-585-1080 or via email at scng@efcg.net